EXHIBIT 99.1

General Employment Enterprises, Inc., 184 Shuman Blvd., Suite 420, Naperville, IL  60181, (630) 954-0400

FOR IMMEDIATE RELEASE:	February 21, 2014

COMPANY:	General Employment Enterprises, Inc.

CONTACT:	Andrew J. Norstrud

Chief Financial Officer
Phone: (630) 954-0400
Fax: (630) 954-0595
E-mail: invest@genp.com

Howard Gostfrand
Investor Relations
American Capital Ventures
Phone: (305) 918-7000
Email: info@amcapventures.com

General Employment Enterprises, Inc. Announces Financial Results for First Quarter of Fiscal Year 2014

Cost-Cutting Initiatives Result in Expense Reduction of $561,000.

NAPERVILLE, IL, February 21, 2014 – General Employment Enterprises, Inc. (the "Company") (NYSE MKT: JOB) announced its financial results for its first fiscal 2014 quarter ended December 31, 2013.

Net revenues for the quarter ended December 31, 2013 decreased by approximately 17% to approximately $10.8 million, compared to approximately $13 million in the comparable 2012 period. The decrease in revenue was primarily attributed to the significant amount of contract work the Company received in the comparable quarter ended December 31, 2012, both professional and unskilled labor, performed in the New York and New Jersey area for the cleanup after Hurricane Sandy.  Cost of revenue, which consists primarily of contractor labor and related costs, decreased by approximately 14% to approximately $7.6 million, compared to approximately $8.9 million for the same period the prior year. The decrease in the Company's cost of revenue was directly related to the decrease in its contract staffing revenue.  General and administrative expenses decreased by approximately $561,000 or 15% to approximately $3.2 million, compared with costs of approximately $3.8 million incurred in the same period the prior year. The decrease was primarily related to the elimination of prior year non-recurring costs and management's efforts to eliminate unnecessary overhead costs.

Commenting on the Company's first quarter results, Andrew Norstrud, Chief Financial Officer, stated, "We are pleased with the effects of many of our cost-cutting initiatives launched in the prior fiscal year. As a result of sound financial and operational analyses done on the business, we have successfully reduced or eliminated general and administrative expenses to a level that the Company can be successful moving forward. We are in the process of replacing our outdated infrastructure and expect to have that completed by the end of the third quarter fiscal 2014."

Mr. Norstrud added, "Although not apparent in the quarterly numbers, the Company's sales are trending positively and the industry overall continues to grow.  The decrease in our quarterly revenue stemmed from an inordinate amount of sales realized in the comparable quarter in the prior year which was the result of contract labor related to the cleanup of the devastation left by Hurricane Sandy; a horrific event that we hope does not repeat itself. We have already started to implement defined strategic growth initiatives that will benefit the business not only this year but in the long-term. Looking ahead, we remain confident that Fiscal Year 2014 will be a positive one for our Company, our customers and our shareholders."

About General Employment

General Employment Enterprises, Inc. (the "Company") was incorporated in the State of Illinois in 1962 and is the successor to employment offices doing business since 1893.  The Company provides staffing services through a network of 22 branch offices located in eleven states. The Company operates in two industry segments, providing professional staffing services and light industrial staffing services.

Forward-Looking Statements

The statements made in this press release that are not historical facts are forward-looking statements.  Such forward-looking statements often contain or are prefaced by words such as "will" and "expect." As a result of a number of factors, the Company's actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause the Company's actual results to differ materially from those in the forward-looking statements include, without limitation, those factors set forth under the heading "Forward-Looking Statements" in the Company's  annual report on Form 10-K for the fiscal year ended September 30, 2013, and in the Company's other filings with the Securities and Exchange Commission.  The Company is under no obligation to (and expressly disclaims any such obligation to) and does not intend to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.